UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): December 30, 2008

ARCHON CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-9481	88-0304348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

4336 Losee Road, Suite 5

North Las Vegas, Nevada 89030

(Address of principal executive office and zip code)

(702) 732-9120

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01	OTHER EVENTS.

Archon Corporation has announced its intention, commencing January 5, 2009, to make periodic and ongoing open market purchases of up to 5.00% of its own common stock (up to 319,539 shares of common stock) in accordance with Rule 10b-18 (the “Rule”) of the Rules and Regulations Promulgated Under The Securities Exchange Act Of 1934 (the “Act”), and, more specifically, in accordance with Securities and Exchange Commission Release No. 33-8335 (the “Release”). The Release is a ‘safe harbor’ and approved method to make open market purchases of a company’s own common stock in compliance with the Rule without those purchases being deemed manipulative under the Act.

The Rule and Release impose certain specific restrictions on the Company as to purchases of its own common shares. These include specific restrictions as to timing of open market purchases, manner of purchases, pricing of purchases and when purchases will (and will not) be allowed.

The Rule and Release also mandate certain additional and periodic disclosures that the Company must make concerning the open market purchases in its Series 10 filings (Report on Forms 10-K and 10-Q). A full copy of the Release is appended hereto as Exhibit 99.2.

The open market purchase(s) are intended to be voluntary and there are no assurances that the Company will actually purchase all or any of its common shares noted above.

The Company is in possession of sufficient and available liquid funds to undertake any open market purchase(s) of its own shares without the need for additional borrowing. The Company will be utilizing licensed securities broker-dealers to effect any open market purchases.

The Company has determined that in the current difficult economy and in light of low interest rates being paid on deposit of surplus funds that the open market purchase(s) of its own shares, up to 5.00% of its outstanding common stock, represents a desirable use of its available and surplus cash.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

The following Exhibits are furnished herewith:

Exhibit 99.1	Press Release Dated December 30, 2008

Exhibit 99.2	SEC Release No. 33-8335

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARCHON CORPORATION

By:	/s/ Paul W. Lowden
Name:	Paul W. Lowden
Title:	President, Chairman of the Board and Chief Executive Officer

Dated: December 30, 2008